EXHIBIT 99.1
                                  PRESS RELEASE


              HFS INCORPORATED AGREES TO ACQUIRE PROVIDIAN AUTO AND
                 HOME INSURANCE COMPANY FOR $219 MILLION IN CASH

                  Will Take Advantage of the Core Competencies of the Soon-To-Be Formed Cendant Corporation

     PARSIPPANY, NJ, December 10, 1997 - HFS Incorporated (NYSE: HFS) announced today it has executed a definitive agreement to acquire Providian Auto and Home Insurance company and its subsidiaries from an AEGON N.V. subsidiary for approximately $219 million in cash. Closing is subject to receipt of required regulatory approval and other customary conditions and is anticipated in early 1998.

     Providian sells automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia. The private passenger automobile insurance market totals over $100 billion of which direct marketing, representing 10% of this total, is the fastest growing distribution channel. Providian's premium revenue is approximately $150 million.

     HFS Vice Chairman and CFO, Michael P. Monaco said, "The acquisition of Providian will clearly take advantage of the new Cendant Corporation's direct marketing core competencies and is anticipated to be immediately additive to earnings. It should generate numerous opportunities to market automobile insurance to all of our existing vehicle events such as the rental car and fleet management businesses, as well as CUC's bank, credit union and AutoVantage customers and other Cendant affinity groups."

     Providian is headquartered in Frazer, PA. After the merger of HFS and CUC to form Cendant, it is anticipated that Providian will report to Vince D'Agostino, president of CUC's subsidiary, Benefit Consultants, Inc.

     HFS Incorporated is a global provider of real estate and travel services. The Company is the world's largest franchisor of residential real estate brokerage offices, provides mortgage services to consumers and is a global leader in corporate employee relocation. Within the travel sector of the economy, HFS is the largest franchisor of hotels and rental car agencies, leading provider of vacation timeshare exchanges and is the second largest vehicle management company worldwide. In May, the Company announced that it would merge with CUC International (NYSE: CU). The merger is expected to close in the fall of this year.